Exhibit 99.1

     InterDigital Announces First Quarter 2007 Financial Results

             Strong Profitability and Cash Flow in Quarter

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--May 8, 2007--InterDigital Communications Corporation (NASDAQ:IDCC) today announced results for first quarter ended March 31, 2007. Highlights for the first quarter include:

    -- Revenue of $67.8 million, including $58.5 million of recurring revenue

    --  Net income of $17.7 million, or $0.34 per diluted share

    --  Free cash flow(1) of $93.3 million

    -- Repurchase of 4.5 million shares of the company's common stock for $147.6 million

    William J. Merritt, President and Chief Executive Officer, stated, "First quarter 2007 was another good quarter for InterDigital. Recurring royalties from our core base of existing licensees were strong, growing significantly both sequentially and on a comparable quarter basis. We also drove substantial additional earnings through incremental royalties identified in a routine audit. Further, we continued to protect our intellectual property, as evidenced by the actions brought against Samsung in April 2007. We continue to have dialogue with unlicensed manufacturers and remain focused on growing our base of 3G licensees."

    "Our product programs also progressed very well," continued Mr. Merritt. "We are on target to have a dual-mode 2G/3G HSDPA/HSUPA modem ASIC available in engineering samples by late summer 2007, making InterDigital one of only a few companies in the world with commercial terminal unit ASIC products with functioning HSDPA and HSUPA technologies."

    In addition, in April 2007, the company completed its $350 million share repurchase program. That program began in March 2006 with the Board of Directors authorization of $100 million in repurchases which expanded to $200 million in May 2006 and $350 million in December 2006. Over the course of the program, the company repurchased 11.3 million shares, or approximately 20 percent of the shares outstanding. Since 2003, InterDigital has expended $436 million repurchasing 16.3 million of its shares.

    First Quarter Summary

    Revenue in first quarter 2007 increased to $67.8 million from $51.6 million in first quarter 2006. First quarter 2007 revenue included $58.5 million of recurring patent license royalties and technology solution sales as well as $9.3 million associated with prior period sales of Sony Ericsson's covered 2G products identified in a routine audit. Recurring patent license royalties in first quarter 2007 increased 16 percent to $57.5 million from $49.6 million in first quarter 2006. This increase was due largely to higher 2G royalties from Sony Ericsson, 3G royalties from Panasonic, and a full quarter's amortization of patent licensing revenue related to an agreement with LG. Technology solution revenue decreased to $1.0 million in first quarter 2007 from $2.0 million in first quarter 2006 due to the completion of deliverables under an agreement with General Dynamics and the timing of milestone achievements under a development agreement with NXP. Licensees that accounted for 10 percent or more of the $58.5 million of recurring patent license royalties and technology solution sales were LG (24 percent), Sharp Corporation of Japan (18 percent), NEC Corporation of Japan (16 percent), and Sony Ericsson (15 percent).

    The company's net income in first quarter 2007 increased to $17.7 million, or $0.34 per diluted share, from $12.9 million, or $0.23 per diluted share, in first quarter 2006. This improvement in net income was driven by higher revenues offset, in part, by increased operating expenses.

    First quarter 2007 operating expenses of $43.6 million increased 33 percent when compared to first quarter 2006. This increase primarily resulted from higher costs related to (i) the company's acceleration of planned expenditures associated with the development and fabrication of its dual mode 2G/3G ASIC and related PC card reference platform (ii) overlapping incentive compensation plans as well as normal inflation and vacation accruals, and, (iii) increased patent litigation and arbitration activity. Patent litigation and arbitration expenses increased to $5.5 million, net of a $1.7 million insurance recovery, in first quarter 2007 from $3.8 million in first quarter 2006.

    Net interest and investment income of $2.6 million in first quarter 2007 increased $1.1 million over first quarter 2006 due mainly to higher investment balances in first quarter 2007.

    The company's first quarter 2007 effective tax rate was approximately 34 percent, which takes into account estimated future tax credits related to 2007 research and development activity. In first quarter 2006, the company's tax expense included amounts related to both U.S. statutory federal taxes and foreign withholding tax payments made in prior years resulting in an effective rate of approximately 36%.

    During first quarter 2007, the company generated $93.3 million of free cash flow due largely to the receipt of a $95 million payment from LG related to its patent license agreement.

    Near-Term Outlook

    Richard J. Fagan, Chief Financial Officer commented, "Consistent with the company's practice, revenue guidance for second quarter 2007 will be provided following the receipt and review of applicable royalty reports. Notwithstanding that fact, the reports we have received to date (which include all of our major licensees) reflect a trend of strong sales.

    "We currently anticipate that second quarter 2007 operating expense growth, excluding patent arbitration/litigation costs, will slow to roughly one third of that experienced between the most recent two quarters," added Mr. Fagan. "Beyond second quarter 2007, we anticipate that the quarterly level of expense for product programs should level off for the remainder of the year, as we will have reached the level of capability needed to pursue the fabless business. Further increases in costs would likely be customer specific acquisition costs that would also be accompanied by revenue.

    "Further, we also currently expect that our patent arbitration and litigation expenses in second quarter 2007 will be above the $7.2 million (excluding an insurance recovery) experienced in first quarter 2007," continued Mr. Fagan. "The actual level of expense will depend on the level of activity we experience during the quarter including any activities associated with newly filed cases involving Samsung in the U.S. District Court and the U.S. International Trade Commission. Lastly, our book tax rate throughout the balance of 2007 will be dependent upon our estimates of the relative proportions of our full year profitability and level of investment tax credits in 2007, but is currently estimated to be a 34 percentage effective rate."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the Company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com.

    This press release contains forward-looking statements regarding our current beliefs, plans, and expectations with respect to: (i) growing our base of 3G licensees: (ii) our schedule for the delivery of engineering samples of our dual mode 2G/3G ASIC: (iii) the competitive advantage of our dual mode ASIC: (iv) second quarter 2007 revenue guidance: (v) second quarter 2007 operating expenses excluding patent arbitration/litigation expense: (vi) second quarter 2007 patent arbitration/litigation expense; and (vii) our estimated 2007 book tax rate. Words such as "will," "expect," "anticipate" "continue to," "forecast," "likely," "estimate," "on target" or similar expressions are intended to identify such forward-looking statements.

    Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, those identified in this press release as well as the following: (i) unanticipated delays, difficulties or acceleration in the execution of patent license agreements; (ii) our ability to leverage our strategic relationships and secure new relationships on acceptable terms; (iii) changes in the market share and sales performance of our primary licensees, delays in product shipments of our licensees, and any delay in receipt of quarterly royalty reports from our licensees; (iv) unanticipated product development expenses and the timing of such expenses; (v) unanticipated difficulties or delays in the production or delivery of our ASIC engineering samples; (vi) changes in the technology preferences, needs, availability and pricing of competitive technologies and product offerings; (vii) timely receipt and final reviews of licensee royalty reports and related matters; (viii) the resolution of current legal proceedings, including any awards or judgments relating to such proceedings, additional legal proceedings, changes in the schedules or costs associated with legal proceedings, or adverse rulings in such legal proceedings; and, (ix) changes in our expectations of the amount and composition of full-year taxable income, changes in the amount of our 2007 U.S. federal research and experimental credit, changes in foreign and domestic tax laws or treatises, or changes in our tax planning strategies. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law, regulation or other competent legal authority.



             SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS
----------------------------------------------------------------------
                    For the Periods Ended March 31
             (Dollars in thousands except per share data)
                             (unaudited)


                                         For the Three Months Ended
                                                  March 31,
                                        ------------------------------
                                             2007            2006
                                        ------------------------------
REVENUES                                $       67,818  $      51,606
                                        --------------- --------------

OPERATING EXPENSES:
  Sales and marketing                            2,096          1,824
  General and administrative                     6,544          5,021
  Patents administration and licensing          13,205          9,982
  Development                                   21,784         16,010
                                        --------------- --------------
                                                43,629         32,837
                                        --------------- --------------

  Income from operations                        24,189         18,769

NET INTEREST & OTHER INVESTMENT INCOME           2,633          1,508
                                        --------------- --------------

  Income before income taxes                    26,822         20,277

INCOME TAX PROVISION                            (9,153)        (7,338)
                                        --------------- --------------

NET INCOME APPLICABLE TO COMMON
SHAREHOLDERS                            $       17,669  $      12,939
                                        =============== ==============

NET INCOME PER COMMON SHARE - BASIC     $         0.35  $        0.24
                                        =============== ==============

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - BASIC                      49,782         54,785
                                        =============== ==============

NET INCOME PER COMMON SHARE - DILUTED   $         0.34  $        0.23
                                        =============== ==============

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING - DILUTED                  51,880         56,884
                                        =============== ==============




                          SUMMARY CASH FLOW
                    For the Periods Ended March 31
                        (Dollars in thousands)
                             (unaudited)
----------------------------------------------------------------------
                                         For the Three Months Ended
                                                  March 31,
                                        ------------------------------
                                             2007            2006
                                        ------------------------------

Income before income taxes              $       26,822  $      20,277
Taxes paid                                     (15,675)       (15,675)
Depreciation & amortization                      7,177          4,671
Increase in deferred revenue                   104,088        225,528
Deferred revenue recognized                    (31,107)       (29,908)
Increase (decrease) in operating working
capital, deferred charges and other             14,289       (118,347)
Capital spending, technology licensing &
 patent additions                              (12,278)        (7,778)
                                        --------------- --------------
  FREE CASH FLOW                                93,316         78,768

Long-term investment                            (5,000)             -
Tax benefit from share-based
 compensation                                    2,425          3,212
Debt decrease                                      (92)           (84)
Repurchase of common stock                    (143,926)             -
Proceeds from exercise of stock options          2,099          9,386
Unrealized gain on short term
 investments                                        31             49
                                        --------------- --------------
  NET (DECREASE) INCREASE IN CASH AND
   SHORT-TERM INVESTMENTS               $      (51,147) $      91,331
                                        =============== ==============




                       CONDENSED BALANCE SHEET
----------------------------------------------------------------------
                        (Dollars in thousands)
                             (unaudited)

                                     March 31, 2007  December 31, 2006
                                     --------------- -----------------
Assets
-------------------------------------
Cash & short-term investments        $      212,819  $        263,966
Accounts receivable                         110,994           131,852
Current deferred tax assets                  45,438            43,520
Other current assets                         13,045            14,464
Property & equipment and Patents
 (net)                                       95,026            87,178
Long-term deferred tax assets and
 non-current assets                          31,171            23,096
                                     --------------- -----------------
TOTAL ASSETS                         $      508,493  $        564,076
                                     =============== =================

Liabilities and Shareholders' Equity
-------------------------------------
Current portion of long-term debt    $          332  $            369
Accounts payable & accrued
 liabilities                                 41,548            50,150
Current deferred revenue                     67,538            70,709
Long-term deferred revenue                  237,047           160,895
Long-term debt & long-term
 liabilities                                 12,957             6,477
                                     --------------- -----------------
TOTAL LIABILITIES                           359,422           288,600

SHAREHOLDERS' EQUITY                      149,071(2)          275,476
                                     --------------- -----------------

TOTAL LIABILITIES & SHAREHOLDERS'
 EQUITY                              $      508,493  $        564,076
                                     =============== =================


    The company's short-term investments are comprised of high quality credit instruments including U.S. Government agency instruments and corporate bonds. Management views these instruments to be near equivalents to cash and believes that investors may share this viewpoint.

    This release includes a summary cash flow statement that results in the change in both the company's cash and short-term investment balances. One of the subtotals in the summary cash flow statement is free cash flow. The table below presents a reconciliation of this non-GAAP line item to net cash provided by operating activities.




                                         For the Three Months Ended
                                                   March 31,
                                        ------------------------------
                                             2007           2006
                                        ------------------------------

Net cash provided by operating
 activities                                   $105,594        $86,546
Purchases of property, equipment, &
 technology licenses                            (7,112)        (3,249)
Patent additions                                (5,166)        (4,529)
                                        --------------- --------------
Free cash flow                                 $93,316        $78,768
                                        =============== ==============


    (1) InterDigital defines "free cash flow" as operating cash flow less purchases of property and equipment and investments in patents. A detailed reconciliation of free cash flow to GAAP results is provided at the end of this news release.

    (2) InterDigital adopted FASB Interpretation No. 48 (FIN 48) on January 1, 2007. Upon adoption, a $2.1 million reserve for uncertain tax positions was established. Consistent with FIN 48, the beginning balance of retained earnings was reduced by the $2.1 million increase in reserves.

    InterDigital is a registered trademark of InterDigital
Communications Corporation.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             e-mail: jack.indekeu@interdigital.com
             or
             Investor Contact:
             Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com